EXHIBIT 99.1

Renovaro Inc. and Amsterdam UMC Cancer Center Poised to Advance Cancer Immunotherapy

Los Angeles, USA and Amsterdam, Netherlands - May 24, 2024 - Renovaro Inc. (NASDAQ: RENB) and the Amsterdam UMC Cancer Center today announced an intended partnership and therefore signed an MoU to establish a joint company based in the Netherlands aimed at pioneering the next generation of personalized cancer immunotherapy. Both Renovaro and Amsterdam UMC emphasize the need to carry out the appropriate corporate and scientific due diligence before taking these next steps. Alongside the independent validation any final contractual commitments are subject to approval from both executive boards.

This collaboration would bring together Renovaro’s proprietary cancer vaccine technology and the Cancer Center’s expertise in several ancillary immunomodulatory technologies, towards innovative advancements in cancer treatment.

The proposed “Newco” will be headquartered in Amsterdam, The Netherlands. By merging Renovaro’s cutting-edge vaccine technology with the Cancer Center’s expertise, the aim is to develop personalized cancer immunotherapy solutions tailored to individual patients, overcoming immunotherapy resistance.

“We believe that by combining our expertise in cancer research and therapy with Renovaro’s innovative allogenic dendritic vaccine technology, we can accelerate the development of personalized cancer treatments,” said Prof. Geert Kazemier, Director of the Amsterdam UMC Cancer Center. “This once again represents our commitment to advancing cancer immunotherapy and improving patient outcomes.”

“We are thrilled to partner with the Amsterdam UMC Cancer Center to drive innovation in cancer immunotherapy,” said Coenraad K. van Kalken MD PhD, Director of RenovaroCube. “This collaboration represents a recognition of our potentially transformative technologies and a strategic alignment of our shared vision to change cancer treatment through personalized medicine. Also, as part of the MoU certain clinical activities would be moved to Amsterdam.”

This new venture will operate independently, with a dedicated team of researchers collaborating closely with experts from both RenovaroBio and the Amsterdam UMC Cancer Center and will benefit from the combined resources, expertise, and extensive networks of its parent organizations, ensuring a strong foundation for success.

Both Renovaro and the Amsterdam UMC Cancer Center believe that the commitment to driving innovation in more non-invasive cancer therapies will enable significant strides in the fight against cancer, offering hope to patients worldwide.

About Renovaro Group

Renovaro aims to accelerate precision and personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better-targeted treatments, and drug discovery. Renovaro Inc. includes RenovaroBio with its advanced cell-gene immunotherapy company and RenovaroCube. RenovaroCube has developed an award-winning AI platform that is committed to the early detection of cancer and its recurrence and monitoring subsequent treatments. RenovaroCube intervenes at a stage where potential therapy can be most effective. RenovaroCube is a molecular data science company with a background in FinTech and a 10-year history. It brings together proprietary artificial intelligence (AI) technology, multi-omics, multi-modal data, and the expertise of a carefully selected multidisciplinary team to radically accelerate precision medicine and enable breakthrough changes in cancer care.

Upon the closing of the previously announced acquisition of Cyclomics (winner of the Health Holland Venture Challenge), RenovaroCube will be capable of performing liquid biopsies using proprietary technologies to identify single cancer DNA molecules in only one vial of blood. In combination with Oxford Nanopore Technology, genetic information can be retrieved over multiple genetic layers to develop the next generation of cancer diagnostics. We believe this will transform cancer care by enabling faster and more accurate diagnosis throughout the patient journey.

About Amsterdam UMC/ CCA

With over 16,000 employees and 1,400 beds, Amsterdam UMC is one of the largest University Hospitals in the Benelux. The two locations of Amsterdam UMC, merged in 2020, work together to provide good and accessible care for millions of people. Amsterdam UMC focuses on a future where diseases can be prevented and where patients receive the best treatments. Amsterdam UMC has eight research institutes, the largest being the Cancer Center. The VUmc location (former Free University Hospital) emphasizes cancer and neurodegenerative disease research. The researchers affiliated are internationally recognized among the top in medical scientific research.

The Cancer Center Amsterdam was founded as a research institute over 25 years ago by Prof. Bob Pinedo and his colleagues to pursue innovative cancer research. Today, Cancer Center Amsterdam has become much more than an academic oncology center, encompassing all cancer care, research, and education at Amsterdam UMC. It is also aligned with the Cancer Center Amsterdam Foundation, which raises funds to empower promising developments in oncology research and patient care at Amsterdam UMC, and with Amsterdam UMC Holding, the corporate entity set up to actively bring highly promising medical innovation to the market.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline and platform. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Renovaro’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Renovaro Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For media inquiries, please contact: karen@renovarocube.com

Source: Renovaro Inc.